SUB-ADMINISTRATION AGREEMENT

SUB-ADMINISTRATION AGREEMENT, made as of the 23rd day of September, 2005 between Nashville Capital Corporation, a Tennessee Corporation, (the “Manager”) and First Farmers & Merchants Bank of Columbia, Tennessee, a Tennessee Corporation (the “Sub-Administrator”) and Unified Fund Services, Inc. (“Unified”) .

W I T N E S S E T H:

WHEREAS, the Monteagle Funds named on Appendix A, hereto, as such Appendix may be revised from time to time (each a “Fund”) are series of the Unified Series Trust, an Ohio Business Trust, which is in the business of operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Trust has retained for each Fund the Manager to provide certain investment management and administrative services as set forth in the Management Agreement between the Trust and the Manager;

WHEREAS, the Trust and the Manager have retained for each Fund separate sub-advisers (the “Advisers” ) for the purpose of providing investment advice to each Fund;

WHEREAS, pursuant to a Mutual Fund Services Agreement with the Trust, Unified serves as the administrator to the Funds;

WHEREAS, The Manager desires to retain the Sub-Administrator for certain supportive administrative services to assist the Manager in carrying out its duties under the Management Agreement, and the Sub-Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth:

NOW, THEREFORE, the parties hereto agree as follows:

PHL_A 1261932 v 4

1.          Appointment. The Sub-Administrator hereby agrees with the Manager to provide to the Funds the services set forth below, subject to the overall supervision of the Manager for the period and on the terms set forth in this Agreement. The Sub-Administrator agrees during such period to render the services herein described and to assume the obligations herein set forth; for the compensation herein provided.

2.          Description of Services. The Sub-Administrator shall provide office facilities and personnel to assist the Manager in the performance of the following services:

(a)        Assist Unified, the Manager, and the Advisers in the preparation of materials for periodic Board meetings and committees thereof;

(b)        Review the maintenance by Unified of certain books and records of each Fund as required under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and maintain (or review the maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the respective Advisers) required by law or for the proper operation of each Fund;

(c)        Assist Unified in the preparation and review of each Fund’s federal, state and local income tax returns and any other required tax return (other than those filings relating to a shareholder’s holdings in each Fund which will be handled by Unified);

(d)        Assist in the preparation and review of year-end shareholder tax notifications for dividends and distributions paid by each Fund during the calendar and/or fiscal year;

(e)        Assist with the preparation, review and approval of the financial information for each Fund’s’ semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders or otherwise to be sent to each Fund’s shareholders, and coordinate for the printing and dissemination of such reports and communications to shareholders;

(f)         Assist with the preparation and dissemination of statistical information and research data to outside reporting agencies;

PHL_A 1261932 v 4

(g)        Prepare and/or assist with the preparation of reports relating to the business and affairs of the Funds as may be mutually agreed upon and not otherwise prepared by Unified, Manager, Advisers, custodian, and, transfer agent, legal counsel or independent accountants;

(h)        Consult with the Trust’s officers, independent accountants, Manager, and Unified in establishing the accounting policies of each Fund;

(i)         Review and assist with the computation of the amount of dividends and distributions to be paid by each Fund;

(j)         Provide communication and coordination services with regard to the Funds’ Manager, Advisers, Unified, transfer and disbursing agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Funds; and

(k)        Develop and implement procedures to assist the Manager and Unified in monitoring, on a monthly basis, the Funds’ compliance with regulatory requirements, specifically compliance with the Funds’ prospectus, diversification and other requirements under the Investment Company Act, and each Fund’s income diversification requirements under Subchapter M of the Internal Revenue Code of 1986, as amended.

All services are to be furnished through the medium of any directors, officers or employees of the Sub-Administrator as the Sub-Administrator deems appropriate in order to fulfill its obligations hereunder.

Each party shall bear all its own expenses incurred in connection with this Agreement, except as noted below.

3.          Compensation. The Manager shall pay the Sub-Administrator as compensation for services rendered hereunder to each Fund a administration fee, based upon the average daily net assets of each such Fund, computed and paid monthly, as set forth in Appendix A attached hereto. The average daily net asset value of the Funds shall be determined in the manner

PHL_A 1261932 v 4

set forth in the Agreement and Declaration of Trust and registration statement of the Trust, as amended from time to time.

4.          Responsibility of the Sub-Administrator. The Sub-Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund’s assets.

5.          Indemnification. The Sub-Administrator shall not be liable to the Manager for any action taken or omitted to be taken by the Sub-Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Manager shall indemnify the Sub-Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Sub-Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Sub-Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Sub-Administrator against or entitle or be deemed to entitle the Sub-Administrator to indemnification in respect of any liability to the Manager or the Funds or their security holders to which the Sub-Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

6.          Duration and Termination. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days’ prior written notice to the other party hereto.

7.          Services to Others. The services of the Sub-Administrator hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Sub-Administrator to

PHL_A 1261932 v 4

engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Sub-Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

8.          References to the Sub-Administrator. During the term of this Agreement, the Manager agrees to furnish the Sub-Administrator at the principal office of the Sub-Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Funds or the public that refer in any way to the Sub-Administrator. If the Sub-Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Manager will cause the Funds to modify such references in a manner reasonably satisfactory to the Sub-Administrator. In the event of termination of this Agreement, the Manager will continue to furnish to the Sub-Administrator copies of any of the above-mentioned materials that refer in any way to the Sub-Administrator and, as soon as practicable after such termination, shall eliminate all references to the Sub-Administrator in all written materials used thereafter. The Manager shall furnish or otherwise make available to the Sub-Administrator such other information relating to the business affairs of the Funds as the Sub-Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

9.          Amendments. This Agreement may be amended only by mutual written consent.

10.        Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Sub-Administrator at ___________________________________or (2) to the Manager at 209 10th Avenue South, Suite 332, Nashville TN 37203.

11.        Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Manager and the Sub-Administrator. Nothing in this Agreement shall

PHL_A 1261932 v 4

govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

12.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict, the Investment Company Act shall control.

PHL_A 1261932 v 4

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed their officers designated below as of the day and year first above written.

Manager:

NASHVILLE CAPITAL CORPORATION

By:                                                                                                                                                             Name: Larry Catlett, President

Unified:
UNIFIED FUND SERVICES, INC.

By:
Name:
Title:

Sub-Administrator:

FIRST FARMERS & MERCHANTS NATIONAL BANK OF COLUMBIA.

By:                                                                                                                                                 Name:

Title:

PHL_A 1261932 v 4

APPENDIX A
TO
SUB-ADMINISTRATION AGREEMENT
OF
THE MONTEAGLE FUNDS

FUND	SUB-ADMINISTRATION FEE

Monteagle Value Fund	First $50 million	0.15%
	Next $50 million	0.135%
	Over $100 million	0.125%

Monteagle Large Cap Fund	First $50 million	0.15%
	Next $50 million	0.135%
	Over $100 million	0.125%

Monteagle Fixed Income Fund	First $50 million	0.15%
	Next $50 million	0.135%
	Over $100 million	0.125%

PHL_A 1261932 v 4